Exhibit 99.1

Sanchez Energy Announces Appointment of Greg Kopel as Senior Vice President and General Counsel

HOUSTON—(Marketwired)—December 15, 2015—Sanchez Energy Corporation (NYSE: SN) (the “Company” or “Sanchez Energy”) today announced the appointment of Greg Kopel as Senior Vice President and General Counsel, effective December 14, 2015.

Prior to this appointment, Mr. Kopel served as Vice President and Associate General Counsel at Breitburn Energy Partners LP.  He has also served in corporate legal positions at Occidental Petroleum Corporation and Linn Energy LLC.  Mr. Kopel earned a B.A. in Government at the University of Texas at Austin, and a J.D. at the University of Houston, and began his career working at two international law firms.

Sanchez Energy’s Chief Executive Officer, Tony Sanchez, III, said “We are delighted to have Greg join our senior management team.  He has strong legal and industry experience, and I look forward to Greg providing strategic advice and guidance as we continue to identify opportunities to increase shareholder value at Sanchez Energy.”

ABOUT SANCHEZ ENERGY CORPORATION

Sanchez Energy Corporation is an independent exploration and production company focused on the acquisition and development of unconventional resources in the onshore U.S. Gulf Coast with a current focus on the Eagle Ford Shale in South Texas, where the company has assembled approximately 207,000 net acres, and the Tuscaloosa Marine Shale.  For more information about Sanchez Energy Corporation, please visit our website (www.sanchezenergycorp.com).

Company contacts:

G. Gleeson Van Riet

Chief Financial Officer

Sanchez Energy Corporation

713-783-8000

Jaime Brito

Senior Vice President, Investor Relations

Sanchez Energy Corporation

713-783-8000